EXHIBIT 99.1

Surgalign Holdings, Inc. Employee Stock Purchase Plan

SURGALIGN HOLDINGS, INC.

EMPLOYEE STOCK PURCHASE PLAN

1.

Purpose. The purpose of the Plan is to provide Employees with opportunities to purchase common stock of the Company at a discounted purchase price, thereby encouraging increased efforts to promote the interests of the Company and its stockholders. It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Code with respect to Section 423 Offerings. Accordingly, the provisions of the Plan shall be construed so as to extend and limit participation in Section 423 Offerings in a manner consistent with the requirements of Section 423 of the Code. The Plan shall apply to Offering Periods beginning on or after June 30, 2021.

2.	Definitions.

(a)	Board means the Board of Directors of the Company.

(b)	Brokerage Account means the account in which the Purchased Shares are held.

(c)	Business Day means a day on which NASDAQ is open for trading.

(d)	Code means the Internal Revenue Code of 1986, as amended.

(e)	Committee means the Compensation Committee of the Board or the designee of the Compensation Committee.

(f)	Company means Surgalign Holdings, Inc., a Delaware corporation.

(g)

Compensation means a Participant’s base salary or wages, overtime pay, commissions, cash bonuses, and vacation, holiday, and sick pay. Compensation does not include any other forms of compensation, such as income related to stock option awards, stock grants, and other equity incentive awards, expense reimbursements, relocation-related payments, employee benefit plan payments, death benefits, income from non-cash and fringe benefits, and severance.

(h)

Employee means any individual who is a common law employee of the Company or any Participating Subsidiary whose customary employment with such entity is for (i) at least 30 hours per week and (ii) more than 5 months per calendar year. Employment shall be treated as continuing while the individual is on sick leave or other leave of absence approved by the Company or the Participating Subsidiary, as appropriate, and in the case of a Section 423 Offering, only to the extent permitted under Section 423 of the Code. For purposes of the Plan, an individual who performs services for the Company or a Participating Subsidiary pursuant to an agreement that classifies such individual’s relationship with the Company or a Participating Subsidiary as other than a common law employee shall not be considered an “employee” with respect to any period preceding the date on which a court or administrative agency issues a final determination that such individual is an “employee.”

(i)	Enrollment Date means the first Business Day of each Offering Period.

(j)	Exchange Act means the Securities Exchange Act of 1934, as amended.

(k)	Exercise Date means the last Business Day of each Offering Period.

(l)	Fair Market Value as of any date means the “NASDAQ Official Closing Price” (as defined on www.nasdaq.com) for a Share (or a substantially similar successor price) as reported on

www.nasdaq.com (or a substantially similar successor website) on the relevant valuation date. If no NASDAQ Official Closing Price is reported on such date, Fair Market Value as of such date shall be the NASDAQ Official Closing Price on the previous date on which such price was reported. If the Shares are no longer listed on NASDAQ, the closing price for Shares shall be as reported on the official website for another exchange on which the Shares are listed.

(m)	NASDAQ means the Nasdaq Global Select Market.

(n)	Non-Section 423 Offering means an Offering that is not intended to qualify under Section 423 of the Code.

(o)

Offering means an offer of an Option under the Plan that may be exercised on the Exercise Date of an Offering Period. Unless otherwise specified by the Committee, each such offer shall be deemed a separate Offering, even if the dates and other terms of the separate Offerings are identical, and the provisions of the Plan shall separately apply to each Offering. To the extent permitted by Section 423 of the Code, the terms of each separate Section 423 Offering need not be identical, provided that the terms of the Plan and an Offering together satisfy Section 423 of the Code. The terms of each separate Non-Section 423 Offering need not be identical in any case.

(p)

Offering Period means every six-month period beginning each January 1st and July 1st or any other period designated by the Committee that does not exceed 27 months. The first Offering Period under the Plan shall commence on July 1, 2021.

(q)	Option means an option granted under the Plan that entitles a Participant to purchase Shares.

(r)	Participant means an Employee who satisfies the requirements of Sections 3 and 5 of the Plan.

(s)	Participating Subsidiary means each Subsidiary that is listed on Schedule A hereto and each other Subsidiary designated by the Board or the Committee from time to time as a Participating Subsidiary.

(t)	Plan means this Surgalign Holdings. Inc. Employee Stock Purchase Plan.

(u)	Purchase Account means the account used to purchase Shares through the exercise of Options under the Plan.

(v)

Purchase Price means the lesser of (A) 85% of the Fair Market Value of a Share on the Enrollment Date and (B) 85% of the Fair Market Value of a Share on the Exercise Date unless the Committee communicates a different per share Purchase Price to Participants prior to the beginning of the Offering Period that is no less than the lesser of (A) 85% of the Fair Market Value of a Share on the Enrollment Date and (B) 85% of the Fair Market Value of a Share on the Exercise Date.

(w)	Purchased Shares means the full Shares issued or delivered pursuant to the exercise of Options under the Plan.

(x)	Section 423 Offering means an Offering that is intended to qualify under Section 423 of the Code.

(y)	Securities Act means the Securities Act of 1933, as amended.

(z)	Shares means the common stock, par value $0.01 per share, of the Company.

(aa)	Subsidiary means an entity, domestic or foreign, of which not less than 50% of the voting equity is held by the Company or a Subsidiary, whether or not such entity now exists or is hereafter organized or acquired by the Company or a Subsidiary, provided that such entity is also a “subsidiary” within the meaning of Section 424 of the Code.

(bb)	Termination Date means the date on which a Participant terminates employment or on which the Participant ceases to provide services to the Company or a Subsidiary as an employee for any reason.

3.	Eligibility.

(a)	Only Employees shall be eligible to be granted Options, and in no event may a Participant be granted an Option following the Participant’s Termination Date.

(b)

Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an Option if (A) immediately after the grant, the Employee (or any other person whose stock would be attributed to the Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company or hold outstanding Options or options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any of its Subsidiaries, or (B) the Option would permit the Employee to purchase stock under all employee stock purchase plans (described in Section 423 of the Code) of the Company and its Subsidiaries to accrue at a rate that exceeds $25,000 of the Fair Market Value of such stock (determined at the time the Option is granted) for each calendar year in which the Option is outstanding at any time. For purposes of applying the limit described in clause (B) above to a Participant in a Non-Section 423 Offering who is employed outside of the U.S., the exchange rate shall be determined on the last day of the applicable Offering Period.

4.

Option Exercise. Options shall be exercised on behalf of Participants in the Plan every Exercise Date, using payroll deductions that have accumulated in the Participants’ Purchase Accounts during the immediately preceding Offering Period or that have been retained from a prior Offering Period pursuant to Section 8 of the Plan.

5.	Participation.

(a)

An Employee shall be eligible to participate on the first Enrollment Date after the Employee’s first date of employment with the Company or a Participating Subsidiary by properly completing and submitting an election form by the deadline prescribed by the Company. Participation in the Plan is voluntary.

(b)

An Employee who does not become a Participant on the first Enrollment Date on which the Employee is eligible may thereafter become a Participant on any subsequent Enrollment Date by properly completing and submitting an election form by the deadline prescribed by the Company.

(c)

Payroll deductions for a Participant shall commence on the first payroll date following the Enrollment Date and shall end on the last payroll date in the Offering Period, unless sooner terminated as provided in Section 12 or Section 13 of the Plan.

6.	Payroll Deductions.

(a)

A Participant may elect to have payroll deductions made during an Offering Period equal to no less than 1% of the Participant’s Compensation, up to a maximum of 15% (or any greater amount established by the Committee). The amount of such payroll deductions shall be in whole percentages. All payroll deductions made by a Participant shall be credited to the Participant’s Purchase Account. A Participant may not make any additional payments into the Participant’s Purchase Account. All such payroll deductions shall be made from the Participant’s Compensation after deduction of any tax, social security, and national insurance contributions.

(b)

A Participant may not increase or decrease the rate of payroll deductions during an Offering Period. A Participant may change the Participant’s payroll deduction percentage under subsection (a) above for any subsequent Offering Period by properly completing and submitting an election change form in accordance with the procedures prescribed by the Committee. The change in amount shall be effective as of the first Enrollment Date following the date of filing of the election change form.

(c)

Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) of the Plan, a Participant’s payroll deductions may be decreased to 0% at any time during an Offering Period. Payroll deductions shall recommence at the rate provided in the Participant’s election form at the beginning of the first Offering Period that is scheduled to end in the following calendar year, unless terminated by the Participant as provided in Section 12 of the Plan.

7.

Grant of Option. On the applicable Enrollment Date, each Participant in an Offering Period shall be granted an Option to purchase, on the following Exercise Date, a number of full Shares determined by dividing (a) the Participant’s payroll deductions accumulated prior to the Exercise Date and retained in the Participant’s Purchase Account as of the Exercise Date by (b) the applicable Purchase Price.

8.

Exercise of Option. A Participant’s Option shall be exercised automatically on the Exercise Date, and the maximum number of Shares subject to the Option shall be purchased for the Participant at the applicable Purchase Price with the accumulated payroll deductions in the Participant’s Purchase Account. No fractional Shares shall be purchased; any payroll deductions accumulated in a Participant’s Purchase Account that are not sufficient to purchase a full Share shall be retained in the Purchase Account for the next subsequent Offering Period, subject to earlier withdrawal by the Participant as provided in Section 12 of the Plan. All other payroll deductions accumulated in a Participant’s Purchase Account and not used to purchase Shares on an Exercise Date shall be distributed to the Participant. During a Participant’s lifetime, a Participant’s Option is exercisable only by the Participant. The Company shall satisfy the exercise of all Participants’ Options for the purchase of Shares through (a) the issuance of authorized but unissued Shares, (b) the transfer of treasury Shares, (c) the purchase of Shares on behalf of the applicable Participants on the open market through an independent broker, or (d) a combination of the foregoing.

9.

Issuance of Stock. The Shares purchased by a Participant shall be issued in book entry form and shall be considered to be issued and outstanding to the Participant’s credit as of the end of the last day of each Offering Period. The Committee may permit or require that shares be deposited directly in a Brokerage Account with one or more brokers designated by the Committee or to one or more designated agents of the Company, and the Committee may use electronic or automated methods of share transfer. The Committee may require that Shares be retained with such brokers or agents for a designated period of time and may establish other procedures to permit tracking of disqualifying dispositions of such Shares. The Committee may also impose a transaction fee with respect to a sale of Shares issued to a Participant’s credit and held by such a broker or agent. The Committee may permit Shares purchased under the Plan to participate in a dividend reinvestment plan or program maintained by the Company, and the Committee may establish a default method for the payment of dividends.

10.	Approval by Stockholders. Notwithstanding the above, the Plan was expressly made subject to the approval of the stockholders of the Company within 12 months before or after the date the Plan was adopted by the Board, and such stockholder approval was obtained in the manner and to the degree required under applicable federal and state law.

11.	Administration.

(a)

Powers and Duties of the Committee. The Plan shall be administered by the Committee. Subject to the provisions of the Plan and Section 423 of the Code and the regulations thereunder, the Committee shall have the discretionary authority to determine the time and frequency of granting Options, the terms and conditions of the Options, and the number of Shares subject to each Option. The Committee also shall have the discretionary authority to do everything necessary and appropriate to administer the Plan, including by interpreting the provisions of the Plan (consistent with the provisions of Section 423 of the Code). The Committee may delegate its duties and authority to any of the Company’s officers or employees as it determines to be appropriate. All actions, decisions, determinations, and interpretations by the Committee or its delegate with respect to the Plan shall be final and binding upon all Participants and upon their executors, administrators, personal representatives, heirs, and legatees. No member of the Board or the Committee, and no officer or director to whom the Committee has delegated its duties and authority, shall be liable for any action, decision, determination, or interpretation made in good faith with respect to the Plan or any Option. Each Section 423 Offering shall be administered so as to ensure that all Participants have the same rights and privileges provided by Section 423(b)(5) of the Code.

(b)

Brokerage Firm or Financial Institution. The Company, the Board, or the Committee may engage the services of a brokerage firm or financial institution to perform certain ministerial and procedural duties under the Plan. Such duties may include mailing and receiving notices contemplated under the Plan, determining the number of Purchased Shares for each Participant, maintaining or causing to be maintained the Purchase Account and the Brokerage Account, disbursing funds maintained in the Purchase Account or proceeds from the sale of Shares through the Brokerage Account, and filing proper tax returns and forms (including information returns) with the appropriate tax authorities and providing to each Participant statements as required by law or regulation.

(c)

Indemnification. Each person who is or has been (A) a member of the Board, (B) a member of the Committee, or (C) an officer or employee of the Company to whom authority was delegated in relation to the Plan shall be indemnified and held harmless by the Company against and from all (x) losses, costs, liabilities, and expenses that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, suit, proceeding, or other action to which such person may be a party or in which such person may be involved by reason of any action taken or failure to act under the Plan (any “Action”) and (y) amounts paid by such person in settlement of any Action, with the Company’s approval, or paid by such person in satisfaction of any judgment in any Action, provided that in any case such person gives the Company an opportunity, at its own expense, to handle and defend the Action before such person undertakes to handle and defend the Action on such person’s own behalf, unless such loss, cost, liability or expense is a result of such person’s own willful misconduct or except as expressly provided by statute.

The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s certificate of incorporation or bylaws, any contract with the Company, as a matter of law, or otherwise, or of any power that the Company may have to indemnify them or hold them harmless.

12.

Withdrawal. A Participant may withdraw from the Plan by properly completing and submitting to the Company a withdrawal form in accordance with the procedures prescribed by the Committee, which must be submitted prior to the date specified by the Committee before the last day of the applicable Offering Period. Upon withdrawal, any payroll deductions credited to the Participant’s Purchase Account prior to the effective date of the Participant’s withdrawal from the Plan shall be returned to the Participant. No further payroll deductions for the purchase of Shares shall be made during subsequent Offering Periods, unless the

Participant properly completes and submits an election form by the deadline prescribed by the Company. A Participant’s withdrawal from an offering shall not have any effect upon the Participant’s eligibility to participate in the Plan or in any similar plan that may hereafter be adopted by the Company.

13.

Termination of Employment. On a Participant’s Termination Date occurring prior to an Exercise Date, the corresponding payroll deductions credited to the Participant’s Purchase Account shall be returned to the Participant or, in the case of the Participant’s death, to the person or persons entitled to such credited payroll deductions under Section 16, and the Participant’s Option shall be automatically terminated.

14.	Interest. No interest shall accrue on the payroll deductions of a Participant in the Plan.

15.	Stock.

(a)	The stock subject to Options shall be Shares as traded on the NASDAQ or on any other exchange that the Shares may be listed.

(b)

Subject to adjustment upon changes in capitalization of the Company as provided in Section 18 of the Plan, the maximum number of Shares available for sale under the Plan shall be 5,000,000 Shares. On a given Exercise Date, if the number of Shares with respect to which Options are to be exercised exceeds the number of Shares then available under the Plan, the Committee shall make a pro rata allocation of the Shares remaining available for purchase in as uniform a manner as practicable and as the Committee determines to be equitable.

(c)

A Participant shall have no interest or voting right in Shares covered by the Participant’s Option until the Option is exercised and the Participant becomes a holder of record of Shares acquired pursuant to such exercise.

16.

Designation of Beneficiary. To the extent permitted by applicable law, the Committee may permit Participants to designate beneficiaries to receive any Purchased Shares or payroll deductions in the Participant’s Purchase Account in the event of the Participant’s death. Beneficiary designations shall be made in accordance with procedures prescribed by the Committee. If no properly designated beneficiary survives the Participant, the Purchased Shares and payroll deductions shall be distributed to the Participant’s estate.

17.

Assignability of Options. Neither payroll deductions credited to a Participant’s Purchase Account nor any rights with regard to the exercise of an Option or to receive Shares under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as provided in Section 16 of the Plan) by the Participant. Any such attempt at assignment, transfer, pledge, or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw from an Offering Period in accordance with Section 12 of the Plan.

18.	Adjustment of Number of Shares Subject to Options.

(a)

Adjustment. Subject to any required action by the stockholders of the Company, the maximum number of securities available for purchase under the Plan, as well as the price per security and the number of securities covered by each Option that has not yet been exercised shall be appropriately adjusted in the event of any a stock split, reverse stock split, stock dividend, combination, or reclassification of the Shares, or any other increase or decrease in the number of Shares effected without receipt of consideration by the Company, excluding the conversion of any convertible securities of the Company. Such adjustment shall be made by the Board or the Committee, whose determination shall be final, binding, and conclusive. If any such adjustment would result in a fractional security being available under the Plan, such fractional security shall be disregarded. Except as expressly provided in this Section 18(a), no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Option. The Options granted pursuant to a Section 423 Offering shall not be adjusted in a manner that causes the Options to fail to qualify as options issued pursuant to an “employee stock purchase plan” within the meaning of Section 423 of the Code.

(b)

Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress shall terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board, and the Board may either provide for the purchase of Shares as of the date on which such Offering Period terminates or return to each Participant the payroll deductions credited to the Participant’s Purchase Account.

(c)

Merger or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each outstanding Option shall be assumed or an equivalent option substituted by the successor corporation or a parent or subsidiary of the successor corporation, unless the Board determines, in the exercise of its sole discretion, that in lieu of such assumption or substitution to either terminate all outstanding Options and return to each Participant the payroll deductions credited to such Participant’s Purchase Account or to provide for the Offering Period in progress to end on a date prior to the consummation of such sale or merger.

19.	Amendments to and Termination of the Plan.

(a)

The Board or the Committee may at any time and for any reason amend, modify, suspend, discontinue, or terminate the Plan without notice, provided that no Participant’s existing rights with respect to existing Options are adversely affected. To the extent necessary to comply with Section 423 of the Code (or any other applicable law, regulation, or stock exchange rule), the Company shall obtain stockholder approval in any manner and to any degree required.

(b)

Without stockholder consent and without regard to whether any Participant’s rights may be considered to have been “adversely affected,” the Board or the Committee may (A) change the Purchase Price or Offering Periods, (B) limit or increase the frequency or number of changes in the amount withheld during an Offering Period, (C) establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, (D) permit payroll withholding in an amount less or greater than the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, (E) establish reasonable waiting and adjustment periods or accounting and crediting procedures to ensure that amounts applied toward the purchase of Shares for each Participant properly correspond with amounts withheld from the Participant’s Compensation, (F) and establish other limitations or procedures that the Board or the Committee determines in its sole discretion advisable and consistent with the Plan, except that changes to (1) the Purchase Price, (2) the Offering Period, (3) the maximum percentage of Compensation that may be deducted pursuant to
Section 6(a) of the Plan, or (4) the maximum number of Shares that may be purchased in an Offering Period shall not be effective until communicated to Participants in a reasonable manner, with the determination of such reasonable manner in the sole discretion of the Board or the Committee.

20.

No Other Obligations. The receipt of an Option shall not impose any obligation upon a Participant to purchase any Shares covered by the Option. The granting of an Option shall not constitute an agreement or an understanding, express or implied, on the part of the Company to employ the Participant for any specified period.

21.

Notices and Communication. Any notice or other form of communication that the Company or a Participant may be required or permitted to give to the other shall be provided through means designated by the Committee, which may be through any paper or electronic method.

22.	Conditions for Exercise and Issuance.

(a)

Shares shall not be issued with respect to an Option unless the exercise of such Option and the issuance and delivery of such Shares pursuant thereto would comply with all applicable law, domestic or foreign, including the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Shares are then listed. Issuance of Shares with respect to an Option shall be subject to the approval of the Company’s counsel with respect to such compliance.

(b)

As a condition to the exercise of an Option, the Company may require the person exercising the Option to represent and warrant, at the time of any such exercise, that the Shares are being purchased only for investment and without any present intention to sell or distribute the Shares if, in the opinion of the Company’s counsel, such a representation is required by applicable law as described in subsection (a) above.

23.

General Compliance. The Plan shall be administered and Options exercised in compliance with the Securities Act, Exchange Act, and all other applicable securities laws and Company policies, including any insider trading policy of the Company.

24.

Term of the Plan. The Plan shall become effective upon the earlier to occur of its adoption by the Board and its approval by the stockholders of the Company and shall continue in effect until terminated pursuant to Section 19 of the Plan.

25.

Governing Law. The Plan and all Options shall be construed in accordance with and governed by the laws of the state of Delaware, without reference to choice-of-law principles and subject in all cases to the Code and regulations thereunder.

26.

Non-U.S. Participants. To the extent permitted under Section 423 of the Code, without the amendment of the Plan, the Company may provide for the participation in the Plan by Employees who are subject to the laws of foreign countries or jurisdictions on terms and conditions different from those specified in the Plan, as in the judgment of the Company may be necessary or desirable to foster and promote achievement of the purposes of the Plan. In furtherance of such purposes, the Company may make modifications or establish procedures or subplans and the like as necessary or advisable to comply with provisions of laws of other countries or jurisdictions in which the Company or the Participating Subsidiaries operate or have employees. Each subplan shall constitute a separate “offering” under the Plan in accordance with Treas. Reg. §1.423-2(a).

Schedule A

Participating Subsidiaries

1.